Exhibit 99.1
LIFEPOINT HOSPITALS AMENDS RIGHTS AGREEMENT
BRENTWOOD, Tenn.—(BUSINESS WIRE)—LifePoint Hospitals, Inc. (NASDAQ: LPNT) (the “Company”), today announced that its Board of Directors has amended and restated the Rights Agreement by and between the Company and American Stock Transfer & Trust Company, LLC as Rights Agent, which was adopted on April 15, 2005 (the “Existing Agreement”). Among other changes, the Amended and Restated Agreement, dated as of February 25, 2009 (the “Amended Agreement”) extends the current term to February 25, 2019, adjusts the exercise price of the Rights and amends the definition of “Beneficial Owner” and “Beneficially Own” to clarify that a person will be deemed to beneficially own any securities that are the subject of specified derivative transactions.
As a result of the Board’s adoption of the Amended Agreement, each preferred stock purchase right (the “Rights”), which were previously distributed to the Company’s common shareholders under the Existing Agreement, entitles the holder, if and when the Rights become exercisable, to buy one one-thousandth of a share of the Company’s Series A Junior Participating Preferred Stock for $125.00. Initially, the Rights will be represented by the Company’s Common Stock certificates and will not be exercisable.
The Amended Agreement is designed to deter coercive takeover tactics and to prevent an acquiror from gaining control of the Company without offering a fair price to all of the Company’s stockholders. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Company’s Board of Directors prior to attempting a takeover.
If any person or group becomes the beneficial owner of 15% or more of the Company’s common stock (which, as provided in the Amended Agreement, includes stock referenced in derivative transactions and securities), then each Right not owned by such holder will entitle its holder to purchase, at the Rights’ then-current exercise price, common shares having a market value of twice the Rights’ then-current exercise price. In addition, if, after any person has become a 15% or more stockholder, the Company is involved in a merger or other business combination transaction with another person, each Right will entitle its holder (other than such 15% or more stockholder) to purchase, at the Right’s then-current exercise price, common shares of the acquiring company having a value of twice the Rights’ then-current exercise price.
Further details about the Amended Agreement will be contained in a Form 8-K to be filed with the Securities and Exchange Commission by the Company.
About LifePoint
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 17 states. Of the Company’s 47 continuing operations hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles that outline the Company’s vision: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
Contact:
David M. Dill, Executive Vice President and Chief Financial Officer
(615) 372-8512